SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

This Agreement is made by and between Michael J. Short (“Executive”) and AutoNation, Inc. (“AutoNation” or “Company”) relating to Executive’s employment and separation of employment from the Company.

1.
Separation Date and Accrued Payments. Executive’s employment with the Company is being terminated effective January 7, 2014 (the “Separation Date”). No later than the Company’s second payroll date following the Separation Date, the Company will pay to Executive all salary and auto allowance earned but yet unpaid through the Separation Date. The Company will reimburse Executive for business expenses incurred by him prior to the Separation Date to the extent reasonable documentation is submitted by Executive no later than the thirtieth (30th) calendar day immediately following the Separation Date, in accordance with the terms of applicable Company policies. In addition, the Company will pay to Executive his 2013 bonus at the same time and at the same payout level (expressed as a percentage of the target bonus for the Executive, which is 75% of Executive’s base salary for 2013) as the 2013 bonuses are paid to other senior executives, with any such bonus payable in accordance with the terms of the Company’s Senior Executive Incentive Bonus Plan. Except as set forth herein, Executive acknowledges that the Company owes no other bonuses, commissions, wages, auto allowance, vacation pay, sick pay, or benefits to Executive as of the Separation Date.

2.	Company Consideration. For and in consideration for the promises made by Executive in this Agreement, AutoNation agrees as follows:

(a)
Severance Compensation. AutoNation will pay to Executive twelve (12) months of severance pay. The total maximum amount of this severance pay equals Six Hundred Thousand Dollars ($600,000), less applicable taxes and withholdings. The severance pay will be disbursed in twenty four (24) installments of Twenty Five Thousand Dollars ($25,000), in accordance with the Company’s normal payroll schedule. The first installment will be disbursed no later than the Company’s second payroll date after Executive has signed and returned this Agreement to the Company and the revocation period provided in this Agreement has expired. The remaining installments will be disbursed on a consecutive semi-monthly basis following payment of the first installment.

(b)
No Entitlement. AutoNation shall not be obligated to provide any consideration other than the consideration discussed in this Paragraph 2. The benefits provided to Executive by AutoNation pursuant to this Paragraph 2 represent benefits that Executive would not be entitled to absent this Agreement.

3.
Other Benefits. Other than as set forth in this Agreement, following the Separation Date, Executive will not be entitled to receive any base salary, annual bonus, long term incentive award, welfare, retirement, perquisite, fringe benefit, or other benefit plan coverage or coverage under any other practice, policy or program as may be in effect from time to time, applying to senior officers or other employees of the Company, or any severance payment or benefit under any severance benefit plans, practices, policies or programs, or any vacation or expense reimbursement; provided, however, that Executive will be entitled to receive all vested benefits, at the applicable time, earned, due or applicable under the terms of Company benefit or retirement plans, including the AutoNation Deferred Compensation Plan; provided further, however, that Executive’s medical, dental and vision insurance coverage will terminate on January 31, 2014. Executive must elect to receive COBRA if he wants continuation coverage under the Company’s group health benefits programs. Executive is responsible for paying the full amount of any monthly COBRA premiums should he elect to receive COBRA coverage. Executive’s right to COBRA and the time for electing COBRA and making the required COBRA payments will be explained in a separate COBRA notice package.

4.
Stock Options. All terms, conditions and limitations relating to Executive’s stock options will be governed by the terms of the applicable option awards, award agreements and the AutoNation, Inc. 2008 Employee Equity and Incentive Plan, and the AutoNation, Inc. Amended and Restated 1998 Employee Stock Option Plan.

Without limiting the generality of the foregoing, (i) Executive’s stock options ceased vesting on the Separation Date and any unvested stock options terminated as of such date, (ii) Executive has until the sixtieth (60th) calendar day immediately following the Separation Date to exercise any vested stock options held by Executive, and (iii) any vested stock options that Executive has not exercised as of the sixtieth (60th) calendar day immediately following the Separation Date will terminate as of such date.

5.
Cooperation. Executive agrees to make himself available to the Company and its officers, if necessary, for consultation on a reasonable basis from time to time as to any matters on which he worked while an employee of the Company. The Company acknowledges that Executive may have other full-time employment and the Company agrees that it will use its reasonable efforts to minimize the amount of time that any such consultation shall require of him. Executive further agrees not to testify for, appear on behalf of, or otherwise assist in any way any individual, company, or agency in any claim against the Company, except pursuant to a lawful subpoena issued to Executive. Executive also agrees to promptly notify the Company upon receipt of any notice or contact (whether written or oral, and including any subpoena or deposition notice) requesting or compelling information or his testimony or requesting documents related to matters on which he worked while an employee of the Company, and Executive agrees to coordinate with the Company in any response thereto.

6.
Confidential Information. Executive agrees that the records, information, files, lists, operations data, and other materials of the Company that Executive created, used, or had access to during his employment with the Company belong exclusively to the Company and are confidential. Executive further agrees that information about the Company’s customers or other organizations with which it does business is the exclusive property of the Company and is also confidential. Executive shall not use or disclose any such confidential information, for the benefit of himself or another, and shall treat such information as confidential, unless he has specific prior written authorization from the Company to use or disclose it, and shall otherwise comply with all confidentiality agreements and policies applicable to him.

7.
Compliance with Other Agreements and Policies. Executive acknowledges and agrees that he has complied and shall continue to comply with the terms of all other agreements between Executive and the Company, as modified or amended, including the terms of any confidentiality agreement, non-compete agreement, non-solicitation, no-hire and/or restrictive covenants previously signed by Executive, including, but not limited to, those agreements and covenants executed in connection with the Company’s stock option grants. Executive further acknowledges and agrees that he has: (i) complied with all Company policies and applicable law during his employment with the Company; and (ii) reported any and all known or suspected policy violations under AutoNation’s Business Ethics Program to Company Senior Management.

8.
Return of Company Property. Executive agrees to return all property belonging to the Company in his possession or under his control (including, without limitation, cellular telephone, demonstrator vehicle, company identification card, laptop computer, etc.) no later than the effective date of this Agreement. Executive also understands and agrees that, effective on the Separation Date, Executive was and is no longer authorized to incur any expenses or obligations or liabilities on behalf of the Company.

9.
No Right to Give Interviews. Executive shall not give any interviews or speeches concerning the Company, any matter that he participated in while an employee of the Company, or any past or present employee of the Company, or in relation to any matter concerning the Company occurring after the Separation Date, nor shall Executive, directly or indirectly, prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions, or other creations concerning the Company or concerning any person whom any member of the public might associate with the Company.

10.
Non-Disparagement. Executive agrees not to undertake any disparaging conduct directed at the Company and to refrain from making any negative or derogatory statements concerning the Company. Executive waives any privilege or qualified privilege that may apply to any such communication.

11.
Full General Release of Claims. Executive, for himself and for his heirs, successors and assigns, irrevocably and unconditionally releases and forever discharges the Company, its parents, subsidiaries and affiliates, and all of their successors, assigns, officers, directors, and employees, from any and all claims, complaints, liabilities, obligations, promises, agreements, damages, causes of action, costs, losses, debts and expenses of every kind, in law or in equity, whether known or unknown, foreseen or unforeseen, from the beginning of time to the date of this Agreement, including any and all claims in connection with Executive’s employment with the Company, including without limitation, those claims arising from or relating to Executive’s separation from employment with the Company. This general release is a full and final bar to any claims Executive may have against the Company, including, without limitation, any claims:

(a)	arising from Executive’s pay, bonuses, vacation, or any other employee benefits, and other terms and conditions of employment or employment practices of the Company;

(b)
relating to stock options, whether pursuant to a stock option plan, agreement or otherwise (except as expressly provided in the Company’s plans only with respect to the rights detailed more fully in Paragraph 4 above);

(c)	relating to any claims for punitive, compensatory, and/or retaliatory discharge damages; back and/or front pay claims and fringe benefits; or payment of any attorneys’ fees for Executive;

(d)
arising under Civil Rights Acts of 1866, 1871, and 1991; Title VII of the Civil Rights Act of 1964; 42 U.S.C. §1981; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act; the Rehabilitation Act; the Americans with Disabilities Act; the Fair Labor Standards Act; the Equal Pay Act; the Age Discrimination in Employment Act; the Older Worker Benefits Protection Act; the Occupational Safety and Health Act; the Family and Medical Leave Act; the Consolidated Omnibus Benefit Reconciliation Act; Florida’s workers’ compensation law; the Florida Civil Rights Act (as any of these laws may have been amended); or any other federal, state, or local labor, employment, or anti-discrimination laws; and/or

(e)	based on any contract, tort, whistleblower, personal injury, or wrongful discharge theory.

12.
Time to Consider. Executive has been advised to consult with an attorney prior to signing this Agreement. Executive has twenty-one (21) calendar days from the date that he receives this Agreement to consider and accept this Agreement by signing and returning this Agreement to the Vice President of Human Resources, AutoNation, Inc., 200 S.W. 1st Avenue, Fort Lauderdale, Florida 33301.

13.
Revocation Period. The Company and Executive acknowledge that Executive has the right to revoke this Agreement within seven (7) calendar days following the date Executive signs this Agreement (“revocation period”). If Executive does not advise the Company in writing within the revocation period of his intent to revoke this Agreement, this Agreement will become effective and enforceable upon the expiration of the seven days.

14.
Voluntary Action. Executive acknowledges that he has read each paragraph of this Agreement and understands his rights and obligations. Executive further acknowledges and agrees that: (a) this Agreement is written in a manner understandable to him; (b) this Agreement is granted in exchange for consideration which is in addition to anything of value to which Executive is otherwise entitled; (c) he has been given a reasonable opportunity to consider and review this Agreement; (d) he has had an opportunity to consult with an attorney prior to deciding whether to enter into this Agreement; (e) he may challenge the validity of his waiver in this Agreement of his rights under the Age Discrimination in Employment Act and the Older Worker Benefits Protection Act; and (f) his signature on this Agreement is knowing and voluntary.

15.	Miscellaneous.

(a)
Entire Agreement. Except as stated in this paragraph, this Agreement contains the entire agreement between Executive and the Company relating to the subject matter hereof, and all prior agreements, negotiations and representations are replaced by this Agreement. Nothing in this Agreement shall limit or modify the rights of the Company or the obligations of Executive contained in any confidentiality agreement, non-compete agreement, non-solicitation, no-hire and/or restrictive covenants (including, but not limited to, those agreements and covenants executed in connection with the Company’s stock option grants) previously signed by Executive, as amended, modified and/or supplemented, as such provisions shall survive the execution of this Agreement and separation of employment. This Agreement may only be changed by a written amendment signed by Executive and the General Counsel of the Company.

(b)
No Admission. The Company and Executive agree that the payments to Executive, and the terms and conditions of said payments by the Company, are not to be construed as an admission of liability by the Company. Executive specifically agrees that the Company’s payments are not intended to be, and will not be offered in evidence or argued in any proceeding as, an admission of liability. The Company specifically disclaims any liability to Executive or to any other person or entity.

(c)
Severability. The invalidity, illegality, or unenforceability of any provision of this Agreement will not affect any other provision of this Agreement, which shall remain in full force and effect. Nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement, or any portion thereof, is held to be invalid, illegal, or unenforceable in any respect, this Agreement shall be reformed, construed, and enforced as if such invalid, illegal, or unenforceable provision had never been contained herein.

(d)	Effect of Waiver. The failure of the Company at any time to require performance of any provision of this Agreement will in no manner affect the right to enforce the same.

(e)
Exclusive Venue and Jurisdiction. Any suit, action, or proceeding relating to this Agreement shall be brought in the state courts of Broward County, Florida or in the United States District Court for the Southern District of Florida. The Company and Executive hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action, or proceeding.

(f)
Binding Nature. This Agreement will be binding upon the Company and Executive and will inure to the benefit of any successor or successors of the Company. This Agreement is not assignable by Executive, except in the case of death or permanent and total disability where Executive’s estate or guardian shall be entitled to receive the consideration to be paid under Paragraph 2 of this Agreement.

(g)	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

(h)	Headings. The section headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)
Construction. The Company and Executive have jointly participated in the negotiation of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it was drafted jointly by the Company and Executive and no presumptions or burdens of proof shall arise favoring any party by virtue of authorship of this Agreement.

(j)	Notice. Any notice, request, statement, information or other document to be given to either party by the other must be in writing and delivered as follows:

If to the Company:	If to Executive:

Vice President	At the most recent address on

Human Resources	file for Executive at the

AutoNation, Inc.	Company.
200 S.W. 1st Ave.
Fort Lauderdale, FL 33301

With Copy to:
General Counsel
AutoNation, Inc.
200 S.W. 1st Ave.
Fort Lauderdale, FL 33301

Any party may change the address to which notices hereunder are to be sent to it by giving written notice of a change of address.

(k)
Liability for Breach. In the event of Executive’s breach of any terms of this Agreement, the Company may pursue any and all remedies allowable under state and/or federal law. Depending on the interpretation of applicable law, these remedies may include monetary damages, equitable relief, and recoupment of the severance benefits described in Paragraph 2 of this Agreement. In the event of Executive’s breach of Paragraph 5 (“Cooperation” provision), Paragraph 6 (“Confidential Information” provision), Paragraph 7 (“Compliance with Other Agreements and Policies” provision), Paragraph 8 (“Return of Company Property” provision), Paragraph 9 (“No Right to Give Interviews” provision), and/or Paragraph 10 (“Non-Disparagement” provision), Executive agrees that he: (i) will relinquish all severance benefits set forth in Paragraph 2 (including all subparts) of this Agreement and be obligated to repay to the Company, within 30 days of notice from the Company, any portion of the severance compensation that Executive has received; and (ii) forfeit the right to receive any further installment payments of severance benefits, which will result in the Company ceasing any further installment payments of severance compensation. The Company may also pursue recovery of attorney’s fees to the extent allowable under state and/or federal law.

(l)	Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, without regard to its choice of law rules.

(m)
Section 409A. The intent of the parties is that payments and benefits under this Agreement be exempt from or comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything herein to the contrary: (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A); (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board that does not cause such an accelerated or additional tax; (iii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A; and (iv) each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, which constitute deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year.

[Signature page follows]

IN WITNESS WHEREOF, the Company and Executive have executed this Separation Agreement and General Release of All Claims on the date set forth by each party below.

I hereby accept and agree to abide by this Agreement:

Executive:	/s/ MICHAEL J. SHORT	Date:	January 10, 2014
Michael J. Short

Company:	/s/ JONATHAN P. FERRANDO	Date:	January 10, 2014
AutoNation, Inc.

To be Signed by Executive upon Receipt of Agreement:

I hereby acknowledge that I received a copy of this Separation Agreement and release of All Claims on this 7th day of January 2014, and was informed that I have up to 21 days from this date to consider it before signing.

/s/ MICHAEL J. SHORT
Executive